Filed pursuant to 424(b)(3)

Registration No. 333-159445

INDUSTRIAL INCOME TRUST INC.

SUPPLEMENT NO. 8 DATED AUGUST 24, 2011

TO THE PROSPECTUS DATED APRIL 28, 2011

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Income Trust Inc., dated April 28, 2011 (the “Prospectus”), as supplemented by Supplement No. 6, dated July 1, 2011 and Supplement No. 7, dated August 10, 2011. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is as follows:

A.	To update disclosure in the section of the Prospectus titled “Suitability Standards.”

B.	To update disclosure in the section of the Prospectus titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments.”

C.	To update disclosure in the section of the Prospectus titled “Appendix B: Form of Subscription Agreement.”

A. Update to the Section of the Prospectus Titled “Suitability Standards”

The following subsection is inserted after the subsection titled “Suitability Standards—Determination of Suitability” on page iv of the Prospectus:

Investment Restrictions

We intend to accept subscriptions only from U.S. persons, as defined below, unless otherwise approved by management of the Company at its sole discretion.

For purposes of determining an investor’s eligibility to purchase shares of our common stock, “U.S. person” means any of the following:

1.	a U.S. citizen;

2.	a U.S. resident individual;

3.	an S corporation;

4.	a partnership or limited liability company (or other entity classified as a partnership for U.S. federal income tax purposes) (i) that is created or organized in or under the laws of the U.S. or any State or the District of Columbia and (ii) all of the interests in which are owned by U.S. persons;

5.	a corporation or business trust (or other entity classified as a corporation for U.S. federal income tax purposes) (i) that is created or organized in or under the laws of the U.S. or any State or the District of Columbia and (ii) all of the shares, units or other ownership interests in which are owned by U.S. persons;

6.	an estate if (i) its income is subject to U.S. tax regardless of source and (ii) all amounts distributable by it are distributable to U.S. Persons;

7.	a registered investment company (as defined in Section 851 of the Code) that is offered for sale only in the U.S.;

8.	a trust if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration, (ii) one or more U.S. persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, and (iii) all amounts distributable by it are distributable to U.S. persons;

9.	a corporation, fund, foundation or other organization organized under the laws of the U.S. or any State or the District of Columbia and that is generally exempt from tax therein and is described in Section 501(c)(3) of the Code;

10.	a legal person organized under the laws of the U.S. or any State or the District of Columbia and that is generally exempt from tax therein and is established and maintained to provide pensions or other similar benefits in connection with employment pursuant to a plan (including, without limitation, (i) a trust described in Section 401(a) of the Code and (ii) an “eligible deferred compensation plan” as defined in Section 457 of the Code in respect of which the employer is a U.S. person);

11.	a simplified employee pension plan described in Section 408(k) of the Code, an individual retirement account, an account described in Section 408(p) of the Code, an annuity plan described in Section 403 of the Code, and any similar plan permitted under the Code in respect of individual retirement benefits or similar benefits, provided that in each case all amounts payable under such plan are payable to U.S. persons;

12.	a group trust in which assets of persons described in paragraph (10) or (11) above are pooled;

13.	a Keough plan, provided that all amounts payable under such plan are payable to U.S. persons;

14.	a governmental entity consisting of any of: (i) any governing body of the United States, or of a political subdivision or local authority of the U.S.; (ii) a person that is wholly owned, directly or indirectly, by the U.S. or a political subdivision or local authority of the U.S. provided (a) it is created or organized in or under the laws of the U.S., or of any State or the District of Columbia, (b) its earnings are credited to its own account with no portion of its income inuring to the benefit of any private person, and (c) its assets vest in the U.S. or a political subdivision or local authority of the U.S. upon dissolution; and (iii) a pension trust or fund of a person described in subparagraph (i) or (ii) that is created or organized in or under the laws of the U.S. or of any State or of the District of Columbia and that is constituted and operated exclusively to administer or provide pension benefits to individuals in respect of services rendered to such person in the discharge of functions of a governmental nature;

15.	a “common trust fund” as defined in Section 584 of the Code or separate account, respectively, (i) established by a bank or insurance company, respectively, organized in the U.S. or under the laws of the U.S. or any State or the District of Columbia and (ii) all the interests in which are owned by U.S. persons; and

16.	an investment club or similar entity (i) that is created or organized in or under the laws of the U.S. or any State or the District of Columbia and (ii) all of the interests in which are owned by U.S. persons.

B. Update to the Section of the Prospectus Titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments”

The following new subsections are inserted after the subsection titled “Investments in Real Properties, Real Estate Securities and Debt Related Investments—Debt Secured by Our Real Property” on page 86 of the Prospectus:

Joint Venture

Fund I Partnership

On August 18, 2011, IIT North American Industrial Fund I GP LLC, which we refer to as the “General Partner,” IIT North American Industrial Fund I Limited Partner LLC, which we refer to as the “IIT Limited Partner,” and 3NET Indy Investments Inc., which we refer to as the “3NET Limited Partner,” formed IIT North American Industrial Fund I Limited Partnership, which we refer to as the “Fund I Partnership,” and entered into the Fund I Partnership limited partnership agreement, setting forth the terms pursuant to which the parties intend to jointly invest in a portfolio of industrial properties located in major United States distribution markets, and to be comprised of approximately 50% core and 50% value-add industrial properties. The General Partner and the IIT Limited Partner, which we refer to collectively as the “IIT Partners,” are both our wholly-owned subsidiaries. The 3NET Limited Partner is a subsidiary of a highly-rated, investment grade institutional investor. We refer to the IIT Partners, together with the 3NET Limited Partner as the “Partners.” The Fund I Partnership limited partnership agreement sets forth certain rights and obligations between the parties, including the following key provisions:

•

At formation, the IIT Partners will own a 51% interest in the Fund I Partnership and the 3NET Limited Partner will own the remaining 49% interest. The Fund I Partnership has an eight year term and has an investment period ending on the earliest to occur of: (i) December 31, 2013; (ii) the two year anniversary after the closing of the Fund I Partnership’s first investment; and (iii) the date upon which the Partners have made certain total capital contributions.

•

Investments made by the Fund I Partnership will be held indirectly through wholly-owned subsidiaries of the Fund I Partnership (each a “Partnership Subsidiary”). Each Partnership Subsidiary is expected to elect to be treated as a real estate investment trust for U.S. federal income tax purposes.

•

The General Partner will manage the day-to-day operations of the Fund I Partnership, subject to the rights of the 3NET Limited Partner to approve certain major decisions, including, but not limited to, the acquisition and sale of investments, the creation or assumption of debt financing, waiver of certain material rights, winding up, dissolution or liquidation of the Fund I Partnership and any merger or consolidation of the Fund I Partnership.

•

The Fund I Partnership Agreement contains procedures for making distributions to the parties, including incentive distributions to the General Partner, which are subject to certain return thresholds being achieved.

•

The Partners will be obligated to make capital contributions in proportion to their respective partnership interests with respect to each approved investment during the investment period. In addition, both during and after the investment period, the General Partner is permitted to make additional capital calls with respect to certain preservation costs, certain limited operating and capital variances and other items.

•

The failure of a Partner to make a required capital contribution will result in the non-defaulting Partner having the right, but not the obligation, to fund the shortfall which, if funded, will be treated as an interest-bearing loan to the defaulting Partner. In addition, the defaulting Partner may forfeit certain rights under the Fund I Partnership Agreement, which rights will be reinstated if the funding of the shortfall is treated as a loan and the defaulting Partner repays the loan in full.

•

Subject to certain exceptions, during the investment period, the General Partner is required to present all value-add industrial property investment opportunities and one out of every three core industrial property investment opportunities on a rotational basis, to the Fund I Partnership for consideration. If the Fund I Partnership declines to invest in any such opportunity due to the rejection by the 3NET Limited Partner of the potential investment, we or our affiliates will be permitted to pursue the opportunity. The General Partner’s obligation to present investment opportunities as described herein will terminate under certain circumstances, including but not limited to the removal of the General Partner or the rejection by the Fund I Partnership of a certain number of presented opportunities.

•

The General Partner may be removed for “cause,” as defined in the Fund I Partnership Agreement, which includes, but is not limited to, the commission by the General Partner of an uncured material breach or gross negligence which has a material adverse effect on the Fund I Partnership, willful bad acts, a change in control of the Company and the bankruptcy of the General Partner. If the 3NET Limited Partner requests the removal of the General Partner, the removal determination will be made by binding arbitration. If the arbitration results in a determination to remove the General Partner, then the General Partner will appoint a replacement general partner from a previously approved list of third-party real estate and investment management companies. The commencement of an arbitration proceeding to remove the General Partner will result in the IIT Partners and the 3NET Limited Partner having the right to trigger the “buy-sell mechanism” described below with respect to the Fund I Partnership’s entire investment portfolio.

•

The Partners will not be permitted to transfer their respective interests in the Fund I Partnership to a third party until the second anniversary of the completion of the Fund I Partnership’s most recent investment, which we refer to as the “Trigger Date,” at which time the Partners will be permitted to transfer all (but not less than all) of their respective interests, subject to certain limitations. Each Partner may transfer its respective interest to an affiliate of such Partner at any time, subject to certain limitations. With respect to a transfer to a third party, the non-transferring Partner will have a right of first offer with respect to the transferring Partner’s partnership interest, as well as customary tag-along rights.

•

At any time after the Trigger Date, the IIT Partners or the 3NET Limited Partner will have the right to trigger a buy-sell mechanism. For purposes of the buy-sell mechanism, the IIT Partners will be deemed a single party. Upon delivery of buy-sell notice, the buy-sell mechanism shall commence by any party offering to purchase the entire interest of the other party and the offeree must either sell its interest at the offered price or propose a higher price to purchase the interest of the offeror. This process will continue until one party agrees to sell its interest in the Fund I Partnership to the other party. If neither party agrees to sell its interest to the other, then the General Partner will undertake to liquidate the investment portfolio of the Fund I Partnership through a sale of the Fund I Partnership’s interests in the Partnership Subsidiaries. The IIT Partners will have a one-time right to delay any liquidation of the portfolio and the buy-sell process for up to 90 days (which in certain events may be extended to not more than six months in aggregate) if the Company is pursuing a transaction by which its common shares would become listed on a national securities exchange.

•

In the event of a dead-lock over major decisions between the IIT Partners on the one hand and the 3NET Limited Partner on the other, each such party will have the right to trigger the buy-sell mechanism described above, subject, however to satisfying certain requirements with respect to any investment that has been held for less than two years as of the trigger date. If the buy-sell mechanism is triggered due to a dead-lock over a major decision with respect to no more than two Partnership Subsidiaries, then, subject to certain exceptions, it will be applied only with respect to such Partnership Subsidiaries. However, if the buy-sell mechanism is triggered due to a dead-lock over a major decision with respect to the Fund I Partnership, or with respect to three or more Partnership Subsidiaries or upon the occurrence of a third dead-lock, then in each such event it will be applied on a portfolio-wide basis to all of the Partnership Subsidiaries.

•

If the 3NET Limited Partner initiates a baseball arbitration proceeding which results in the transfer of interests in the Fund I Partnership or the sale of all or substantially all of the Fund I Partnership’s investments, in each case, to any person other than the General Partner or any affiliate of the General Partner, the General Partner will be entitled to a disposition fee in accordance with the terms of the Fund I Partnership Agreement.

•

As compensation for providing acquisition and asset management services and, to the extent applicable, development and construction management, property management and leasing services, the Fund I Partnership will pay the General Partner certain fees in accordance with the terms of the Fund I Partnership Agreement.

Probable Real Property Acquisitions

Interstate Industrial Portfolio

On July 1, 2011, we, through our wholly-owned subsidiary, entered into two agreements of purchase and sale to acquire a 100% fee interest in twelve industrial buildings aggregating approximately 3.5 million square feet on 168.3 acres. These buildings are located in certain submarkets of Los Angeles, California; Chicago, Illinois; and Dallas, Texas, which we collectively refer to as the “Interstate Industrial Portfolio.” The group of sellers for the Interstate Industrial Portfolio includes Ridge Bedford Park I, LLC; Ridge Bedford Park II, LLC; Ridge Bedford Park IV, LLC; Ridge Garland I, L.P.; Ridge Farmers Branch I, L.P.; Ridge Moreno Valley, LLC; Ridge Moreno Valley II, LLC; and Ridge Southridge, L.P.

On August 18, 2011, we, through our wholly-owned subsidiary, assigned our rights under these purchase agreements to the Fund I Partnership. These purchase agreements were assigned to and assumed by three Partnership Subsidiaries. See the “Joint Venture” subsection above for a description of the Fund I Partnership.

The Interstate Industrial Portfolio is approximately 98% leased to 16 tenants with an average remaining lease term (based on square feet) of 5.4 years. Upon consummation of the acquisition, the lease agreements are expected to be assigned to and assumed by the Fund I Partnership, through its Partnership Subsidiaries. Two of these tenants each individually lease more than 10% of the rentable area of the Interstate Industrial Portfolio, as described below:

•

Harbor Freight Tools Texas, L.P., a discount retailer of hand- and power-tools and other equipment, leases approximately 779,000 square feet, or approximately 22% of the aggregate rentable area. The Seller is currently negotiating amended lease terms with the tenant, which lease terms are expected to be finalized prior to consummation of this acquisition.

•

Minka Lighting, Inc., a producer and distributor of decorative lighting, leases approximately 533,000 square feet, or approximately 15% of the aggregate rentable area, under a lease that expires in May 2014 with one option to extend the lease for a period of five years. The annual base rent under the lease is currently approximately $2.0 million and is subject to a rent escalation of approximately 4.8% in February 2012.

In general, the tenants will be responsible for paying directly or reimbursing the landlord for the real estate taxes, insurance, and repair and maintenance costs of their respective properties.

Our management currently believes that the Interstate Industrial Portfolio is suitable for its intended purpose and has no immediate plans for material renovations or other capital improvements, and it is adequately covered by insurance. There are a number of comparable facilities in the vicinity of the Interstate Industrial Portfolio that may compete with the portfolio. The aggregate cost of this portfolio (excluding the cost attributable to land) will be depreciated for tax purposes over a maximum of a 40-year period on a straight-line basis.

The total aggregate purchase price is expected to be approximately $195.4 million, exclusive of transfer taxes, due diligence expenses, and other closing costs. In connection with the acquisition, the Fund I Partnership has deposited an aggregate amount of $5.0 million into an escrow account, funded pro rata in accordance with the Partners’ respective percentage interests in the Fund I Partnership. The Fund I Partnership, through its Partnership Subsidiaries, plans to enter into loan agreements with a major global financial institution for an aggregate amount of $112.0 million, which we refer to as the “Facility.” We anticipate that the Facility will (i) bear a fixed interest rate of 4.25%; (ii) require monthly payments of interest and principal (based on an approximate 30-year amortization); (iii) have a seven year call option; and (iv) be secured by mortgages, deeds to secure debt, or deeds of trust, as applicable, and related assignments and security interests in, and will be cross-collateralized by, the properties to be acquired within the Interstate Industrial Portfolio. We plan to fund our pro rata portion of the acquisition using proceeds from this offering and our pro rata portion of the debt financing. There is no assurance that the Fund I Partnership will be able to secure the debt financing on the terms described herein or at all. Pursuant to the terms of the Advisory Agreement, we expect to pay an acquisition fee to the Advisor equal to 1% of our pro rata portion of the purchase price of this transaction. The Fund I Partnership is expected to pay certain fees to the General Partner in connection with this transaction.

The acquisition of the Interstate Industrial Portfolio is expected to close during the third quarter of 2011. There is no assurance that the Fund I Partnership will be able to purchase the Interstate Industrial Portfolio on the terms set forth herein or at all. The consummation of the acquisition is subject to various closing conditions to be met by the parties. If the Fund I Partnership does not close on the acquisition, there are circumstances under which it may forfeit the deposit it has funded.

C. Update to the Section of the Prospectus Titled “Appendix B: Form of Subscription Agreement”

The following supersedes and replaces “Appendix B: Form of Subscription Agreement” beginning on page B-1 of the Prospectus and supersedes and replaces the Subscription Agreement included in Section R of Supplement No. 6, dated July 1, 2011:

APPENDIX B: FORM OF SUBSCRIPTION AGREEMENT

Subscription Agreement

1.	INVESTMENT—See payment instructions on next page.

	Total $ Invested	Please check the appropriate box:

		☐	Initial Investment—This is my initial investment: $2,000 minimum ($2,500 for non-qualified plans in MN and NY; $2,500 for residents of TN).

☐

Check this box if you are purchasing shares from a registered investment advisor or bank acting as a trustee or fiduciary in a fee-only account. (Financial advisor listed in section 8 must agree to this election.)

		☐	Additional Investment—This is an additional investment: $100 minimum.
		☐	State of Sale

2.	TYPE OF OWNERSHIP—See “Registration of Shares” in the Subscription Agreement section of the Prospectus for a description of ownership types.

	Non-Custodial Ownership		Custodial Ownership

☐	Individual Ownership—One signature required.	☐	Traditional IRA—Custodian signature required in section 7.

☐	Transfer on Death—Fill out Transfer on Death Form to effect designation. (Available through your financial advisor)	☐	Roth IRA—Custodian signature required in section 7.

☐	Joint Tenants with Rights of Survivorship—All parties must sign.	☐	KEOGH Plan—Custodian signature required in section 7.

☐	Community Property—All parties must sign.	☐	Simplified Employee Pension/Trust (SEP)

☐	Tenants in Common—All parties must sign.	☐	Pension or Profit-Sharing Plan—Custodian signature required in section 7.

☐	Corporate Ownership—Authorized signature required. Include copy of corporate resolution.	☐	Uniform Gift to Minors Act—Custodian signature required in section 7. State of Custodian for

☐	Partnership Ownership—Authorized signature required. Include copy of partnership agreement.	☐	Other (Specify)

☐	Estate—Personal representative signature required.

Name of Executor

	Include a copy of the court appointment dated within 90 days.		(Required for custodial ownership accounts.)

☐	Taxable Trust		Name of Custodian, Trustee or Other Administrator

	Include a copy of the first and last page of the trust.		Mailing Address

☐	Tax-Exempt Trust

	Include a copy of the first and last page of the trust.		City State ZIP

☐	Qualified Pension Plan and Profit Sharing Plan (Non-custodian)		Custodian Information—To be completed by Custodian listed above.

☐	Other (Specify)		Custodian Tax ID #
	Name of Trustee		Custodian Account #
	Include a copy of the first and last page of the plan, as well as Trustee information.		Custodian Telephone #
Special Instructions:

Subscription Agreement

3.	SUBSCRIBER INFORMATION	☐ Employee or Affiliate of Industrial Income Trust Inc.

	Investor	Co-Investor

	Investor Social Security/Taxpayer ID #	Co-Investor Social Security/Taxpayer ID #

	Birth Date/Articles of Incorporation (MM/DD/YY)	Co-Investor Birth Date (MM/DD/YY)

Home Telephone Business Telephone Email Address

Please Indicate Citizenship Status                     ☐ U.S. Citizen                ☐  Resident Alien                ☐ Non-Resident Alien

Residence Address (no P.O. Box)
Street Address	City	State	ZIP

Mailing Address* (if different from above)
Street Address	City	State	ZIP

* If the co-investor resides at another address, please attach that address to the Subscription Agreement.

4.	INVESTMENT METHOD

☐	By Mail—Attach a check made payable to Industrial Income Trust Inc.

☐

By Wire—Account Name: State Street Bank, Boston, MA, 02111

ABA Routing Number: 011000028

Account Number: 99058174

Beneficiary: Dividend Capital

Please request when sending a wire that the wire reference the subscriber’s name in order to assure that the wire is credited to the proper account.

☐	Automatic Monthly Investment Plan—Attach a voided check or deposit slip and complete this section.

By selecting the Automatic Monthly Investment Plan as your investment method, you agree to notify Industrial Income Trust Inc. in writing if at any time you fail to meet the suitability standards or are unable to make the representations in section 6. Invest the same amount directly from your bank account into your Industrial Income Trust Inc. account once a month. The investment amount specified ($100 minimum) will be withdrawn from your bank account on the 16th of each month, beginning the first month following receipt of this Subscription Agreement. Residents of the states of Alabama, Ohio and Nebraska are not eligible to participate in the Automatic Monthly Investment Plan.

Account Type—

☐ Checking

☐ Savings

Monthly Investment Amount $

☐	Asset Transfer—

☐ Asset transfer form sent to transferring institution.

☐ Asset transfer form included with subscription.

5.	DISTRIBUTIONS

	Non-Custodial Ownership		Custodial Ownership

☐	I prefer to participate in the Distribution Reinvestment Plan (DRP). In the event that the DRP is not offered for a distribution, your distribution will be sent by check to the address in section 3.	☐	I prefer to participate in the Distribution Reinvestment Plan (DRP). In the event that the DRP is not offered for a distribution, your distribution will be sent to your Custodian for deposit into your Custodial account cited in section 2.

☐	I prefer that my distribution be deposited directly into the account listed on next page.	☐	I prefer that my distribution be sent to my Custodian for deposit into my Custodial account listed in section 2.

☐	I prefer that my distribution be paid by check and sent to the address in section 3.

Subscription Agreement
5.	DISTRIBUTIONS (continued)
Name of Financial Institution
	Street Address	City State ZIP
Name(s) on Account

ABA Number/Bank Account Number		Account Number

	☐ Checking ☐ Savings	(Attach a voided check or deposit slip.)

6.	SUITABILITY (required)

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that:

		Investor	Co- Investor
a)	A Prospectus for the Company relating to the Shares, wherein the terms and conditions of the offering are described, has been delivered or made available to me (us).	(a) Initials	Initials

b)	I (we) have (i) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more; or (ii) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 AND had during the last tax year, or estimate that I (we) will have during the current tax year, a minimum of $70,000 annual gross income; or (iii) that I (we) meet the higher suitability requirements imposed by my (our) state of primary residency as set forth in the Prospectus under “Suitability Standards” (applies to residents of AL, IA, KS, KY, MA, MI, MO, NE, OH, OR, PA and TN only).	(b) Initials	Initials

c)	I am (we are) purchasing Shares for my (our) own account and acknowledge that the investment is not liquid.	(c) Initials	Initials

d)	If an Affiliate of the Company, I (we) represent that the Shares are being purchased for investment purposes only and not for immediate resale.	(d) Initials	Initials

e)	I (we) hereby authorize the Company, upon occurrence of a Liquidity Event (as defined in the Company’s prospectus), to share with the Registered Representative’s firm listed in Section 8 the identification number that is assigned to my securities account at the transfer agent’s custodian bank in order to facilitate potential transfer of my securities from the transfer agent to the Registered Representative’s firm. Please initial if you agree.	(e) Initials	Initials

f)	If I am an Alabama resident, I have a liquid net worth of at least 10 times my investment in the Shares and other similar programs.	(f) Initials	Initials

g)	If I am a Kansas resident, I acknowledge that it is recommended that my total investment in the Shares and in the securities of similar programs should not exceed 10% of my “liquid net worth” which is that portion of the net worth which consists of cash, cash equivalents and readily marketable securities. I also understand that this recommendation is in addition to the income and net worth standards set forth in this Section 6, rather than an alternative standard.	(g) Initials	Initials

h)	I am (we are) a U.S. person (U.S. persons), as defined in the Prospectus under “Suitability Standards.”	(f) Initials	Initials

7.	SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by the Company.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required)

The investor signing below, under penalties of perjury, certifies that 1) the number shown in the Investor Social Security/Taxpayer ID# field in section 3 of this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and 2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and 3) I am a U.S. person (including a resident alien). NOTE: You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

I acknowledge that the Registered Representative (broker of record) indicated in the section below will have full access to my account information, including the number of shares I own, tax information (including the Form 1099) and redemption information. Investors may change the broker of record at any time by contacting the Company’s transfer agent, Boston Financial Data Services.

Signature of Investor or Trustee	Signature of Co-Investor or Trustee, if applicable	Date
Signature of Custodian

Subscription Agreement
8. BROKER/DEALER—To be completed by the Registered Representative (RR).

The Broker/Dealer (B/D) or authorized representative must sign below to complete the order. The undersigned confirms by its signature, on behalf of the Broker/Dealer, that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered or made available a current prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned further represents and certifies, on behalf of the Broker/Dealer, that in connection with this subscription for shares, he or she has complied with and has followed all applicable policies and procedures under his or her firm’s existing Anti-Money Laundering Program and Customer Identification Program.

The undersigned confirms that the investor(s) meet the suitability standards set forth in the Prospectus and that the suitability provisions in Section 6 of this form have been discussed with the investor(s), if applicable, for their state of residence.

Name of Registered Representative	Broker/Dealer Name	Telephone Number
Mailing Address	Home Office Mailing Address
City State ZIP	City State ZIP

Relationship to RR            ☐    Registered Representative NAV            ☐    Purchase Volume Discount

B/D Rep #	Registered Representative’s Telephone Number	Registered Representative’s Email Address

Signature—Registered Representative	Signature—Broker/Dealer (if applicable)

No sale of shares may be completed until at least five business days after you receive the final prospectus. You will receive a confirmation of your purchase. All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the prospectus in its entirety. Investors participating in the Distribution Reinvestment Plan or making additional investments of shares, agree that, if they experience a material adverse change in their financial condition or can no longer make the representations and warranties set forth in Section 6 above, they are required to promptly notify Industrial Income Trust Inc. and their Broker/Dealer in Writing.

Please mail completed Subscription Agreement (with all signatures) and check(s) payable to: Industrial Income Trust Inc.
Direct Overnight Mail:	P.O. Box:
Industrial Income Trust Inc.	Industrial Income Trust Inc.
c/o Boston Financial Data Services 30 Dan Road Canton, MA 02021-2809	P.O. Box 8353 Boston, MA 02266-8353

Dividend Capital—Industrial Income Trust Contact Information
Phone	Website	Email
866.DCG.REIT (324.7348)	industrialincome.com	info@dividendcapital.com

Account Information

For account service, call Industrial Income Trust at 800.899.0851 or email dividend.capital@dividendcapital.com